NEWS
                                               Delta and Pine Land Company
                                               P.O. Box 157
                                               Scott, Mississippi 38772
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Contact:   Investors                          Media
           Tom Jagodinski                     Stephanie Pillersdorf/Keil Decker
           Delta and Pine Land Company        Citigate Sard Verbinnen
           (662) 742-4518                     (212) 687-8080


                  Delta and Pine Land Company Issues Statement


      SCOTT, MS, May 20, 2004 -- Delta and Pine Land Company (NYSE:DLP) ("D&PL"), a leading commercial breeder, producer and marketer of cotton planting seed, learned today of an arbitration filing by Monsanto Company (NYSE:MON) ("Monsanto") under certain licenses with D&PL. D&PL has not yet received a copy of the arbitration filing that Monsanto discussed in its press release made this morning. D&PL does not believe it has violated the terms of any of its agreements with Monsanto. The issues Monsanto raised during the dispute resolution process have been reviewed carefully and D&PL believes these claims are without merit. Once the arbitration filing has been received, the Company intends to respond appropriately.

      As previously reported in D&PL's publicly filed documents, D&PL and Monsanto have had in-depth negotiations regarding various commercial disputes, some raised by D&PL and some by Monsanto, which are covered by the Bollgard(R) and Roundup Ready(R) technology licenses with Monsanto. The arbitration filing purportedly relates to some of the issues that remain unresolved. Pursuant to the terms of these licenses, matters in dispute must first be submitted to a panel of Senior Management to seek resolution. If the issues cannot be resolved by the panel, either party may submit the disputed issues to arbitration.

      About Delta and Pine Land Company
      Delta and Pine Land Company is a leading commercial breeder, producer and marketer of cotton planting seed. Headquartered in Scott, Mississippi, with multiple offices in eight states and facilities in several foreign countries, D&PL also breeds, produces and markets soybean planting seed in the U.S. For more information, please refer to the Company's website at www.deltaandpine.com.

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Certain matters discussed in this release are "forward-looking statements,"
including statements about the Company's future plans, goals and other events which have not yet occurred. These statements are intended to qualify for the safe harbors from liability provided by the Private Securities Litigation Reform Act of 1995. They can generally be identified because the context of such statements will include words such as "believes," "anticipates," "expects" or words of similar import. It is the nature of agricultural seed businesses that supply, demand and their timing are affected by many variables, including commodity prices, weather and government policy. Due to the seasonal nature of the seed business, the Company typically incurs losses in its first and fourth quarters. Additional risks and uncertainties with respect to the Company's business and forward looking statements are set forth in the Company's latest filings with the Securities and Exchange Commission.